EXHIBIT 10.2

Name: Award Date: Deferred Stock Units:

Director Deferred Stock Unit Agreement for Annual Grants under the
Amended and Restated Aegion Corporation 2016 Non-Employee Director Equity Plan

Aegion Corporation (the “Company”) hereby awards to you the number of Deferred Stock Units shown above, effective as of the Award Date. Each Deferred Stock Unit represents the obligation of the Company to transfer one share of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”) to you at the time provided in this Agreement. This award is granted to you pursuant to the Amended and Restated Aegion Corporation 2016 Non-Employee Director Equity Plan (the “Plan”), and is subject to the terms and conditions in the Plan and those set forth below. Any capitalized, but undefined, term used in this Agreement shall have the meaning ascribed to it in the Plan. Your signature below constitutes your acceptance of this award and acknowledgment of your agreement to all the terms and conditions contained herein. Please return an executed copy to the Company’s General Counsel, or such officer’s designee.

Accepted by Director:	AEGION CORPORATION

__________________________________________	By: _________________________________________
(Name)	Mark A. Menghini, Senior Vice President,
General Counsel and Secretary

Terms and Conditions

1.    Bookkeeping Account. The Company will record the number of Deferred Stock Units granted to you under this Agreement to a bookkeeping account for you (the “Deferred Stock Unit Account”). Your Deferred Stock Unit Account will be reduced by the number of shares of Common Stock transferred to you in accordance with Section 3. Your Deferred Stock Unit Account also will be adjusted from time to time for any stock dividends, stock splits and other such transactions in accordance with Section 5. The Deferred Stock Unit Account represents an unsecured promise by the Company to deliver shares of Common Stock in the future. Your rights to your Deferred Stock Unit Account will be no greater than that of other general, unsecured creditor of the Company

2.    Vesting; Transferability Restriction. Your Deferred Stock Units are subject to a one-year vesting period from the date of grant. Deferred Stock Units will vest on the one-year anniversary of the date of grant; provided that Deferred Stock Units will vest immediately upon a Change in Control or upon your termination of service from the Company’s Board of Directors due to your death or disability (as determined by the Company). Deferred Stock Units that have not vested upon your termination of service from the Company’s Board of Directors will be automatically and immediately forfeited and you will have no right to receive the underlying related Common Stock. However, if your termination of service from the Company’s Board of Directors is due to your Retirement (as defined below), you will receive a cash payment upon Retirement equal to the closing price of the Company’s Common Stock on the date of your Retirement multiplied by the number of unvested Deferred Stock Units that were forfeited and by a fraction, the numerator of which is the number of days of service you completed during the vesting period, and the denominator of which is three hundred sixty-five (365). For these purposes, “Retirement” means your voluntary resignation from the Company's Board of Directors for reasons unrelated to death, disability or Change in Control.

Your Deferred Stock Units are not transferable by you. Except as may be required by federal income tax withholding provisions or by the tax laws of any state, your interests (and the interests of your beneficiaries, if any) under this Agreement are not subject to the claims of your creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void.

3.    Distribution of Shares of Common Stock.
Promptly after the date(s) you specified in a written distribution election filed with the Company on or before December 31, 2018, shares of Common Stock equal to the number of vested Deferred Stock Units reflected in your Deferred Stock Unit Account, shall be distributed to you in accordance with your election. If you did not file such an election, distribution with respect to vested Deferred Stock Units will be made promptly following your termination of service on the Company’s Board of Directors, or, if earlier, upon a Change in Control. Distributions shall be made in shares of Common Stock, with fractional shares rounded up to the nearest whole share.

4.     Death Beneficiary Designation. You may designate a beneficiary or beneficiaries (contingently, consecutively or successively) to receive shares of Common Stock, if you die while Deferred Stock Units are held in your Deferred Stock Unit Account, and, upon your death, the Company will transfer shares of Common Stock equal in number to the vested Deferred Stock Units, if any, reflected in your Deferred Stock Unit Account to your beneficiary(ies).

You may designate a beneficiary or beneficiaries from time to time, and you may change your designated beneficiary(ies). A beneficiary may be a trust. A beneficiary designation must be made in writing in a form prescribed by the Company and delivered to the Company while you are alive. If you do not have a designated beneficiary surviving at the time of your death, any transfer of shares of Common Stock will be made to your surviving spouse, if any, and if you do not have a surviving spouse, then to your estate.

5.    Cash Dividend Equivalents; Adjustments. If the Company pays a cash dividend on its Common Stock, then, as soon as practical after such cash dividend is paid, the Company will pay you an amount in cash equal to the amount per share of such cash dividend multiplied by the number of Deferred Stock Units credited to your Deferred Stock Unit Account as of the record date of such cash dividend. Notwithstanding the foregoing, dividend equivalents payable with respect to unvested Deferred Stock Units will be payable on the one-year anniversary of grant.

If there is any change in the Common Stock by reason of stock dividends, split-ups, mergers, consolidations, reorganizations, combinations or exchanges of shares or the like, the number of Deferred Stock Units credited to your Deferred Stock Unit Account shall be adjusted appropriately so that the number of Deferred Stock Units reflected in your Deferred Stock Unit Account after such an event shall equal the number of shares of Common Stock a stockholder would own after such an event if the stockholder, at the time such an event occurred, had owned shares of Common Stock equal to the number of Deferred Stock Units reflected in your Deferred Stock Unit Account immediately before such an event.

6.    No Stockholder Rights. You will not have any stockholder rights, such as rights to vote or to receive dividends or other distributions, with respect to any Deferred Stock Units reflected in your Deferred Stock Unit Account. You will have only the cash dividend equivalent and adjustment rights provided in this Agreement.

7.    Securities Laws. Shares of Common Stock will not be transferred under this Agreement if such transfer would violate any federal or state securities law. The Company may take any appropriate action to achieve compliance with those laws in connection with any transfer of Common Stock to you.

8.    No Right to Further Grants. Deferred Stock Unit grants are within the discretion of the Plan Administrator, and no such grant entitles you to any further grants.

9.    Interpretations Binding. Plan Administrator interpretations and determinations are binding and conclusive.

10.    Notices. Notices to the Company or the Plan Administrator shall be sent to the Company’s Corporate Headquarters, Attn: “General Counsel.”